EARLY WARNING REPORT
PURSUANT TO
NATIONAL INSTRUMENT 62-103
1.	The name and address of the offeror;

CRCC-Tongguan Invesment (Canada) Co., Ltd. 700 West Georgia Street 25th Floor Vancouver, BC V7Y 1B3

2.	The designation and number or principal amount of securities and the offeror’s securityholding percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the report, and whether it was ownership or control that was acquired in those circumstances;

On May 30, 2010, CRCC-Tongguan Investment (Canada) Co., Ltd. (the “Offeror”), a wholly-owned direct subsidiary of CRCC-Tongguan Investment Co., Ltd. (“CT Holdco”) which is in turn a jointly-owned direct subsidiary of Tongling Nonferrous Metals Group Holdings Co., Ltd. (“Tongling”) and China Railway Construction Corporation Limited (“CRCC”), pursuant to its offer dated February 1, 2010 (the “Offer”), as amended by the Notice of Extension dated March 25, 2010 (the “First Notice of Extension”) and by the Notice of Extension dated April 26, 2010 (the “Second Notice of Extension”), to purchase all of the issued and outstanding common shares (the “Common Shares”) of Corriente Resources Inc. (“Corriente”), including all Common Shares of Corriente that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the exercise of options issued under Corriente’s stock option plan (the “Options”), took up and accepted for payment 76,478,495 Common Shares representing approximately 96.9% of the issued and outstanding Common Shares on a fully-diluted basis. On May 31, 2010, the Offeror paid for these Common Shares.

3.	The designation and number or principal amount of securities and the offeror’s securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to obligation to file the report;

The Offeror beneficially owns 76,478,495 Common Shares, representing approximately 96.9% of the Common Shares on a fully-diluted basis.

4.	The designation and number or principal amount of securities and the percentage of outstanding securities of the class of securities referred to in paragraph 3 over which;
(a)	the offeror, either alone or together with any joint actors, has ownership and control;

See item 3 above.

(b)	the offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor; and

Not applicable.

(c)	the offeror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership;

Not applicable.
5.	The name of the market in which the transaction or occurrence that gave rise to this report took place;

Not applicable. The Common Shares were acquired pursuant to a take-over bid.

5.1	The value, in Canadian dollars, of any consideration offered per security if the offeror acquired ownership of a security in the transaction or occurrence giving rise to the obligation to file this report;

The value, in Canadian dollars, of the consideration offered per Common Share under the Offer was $8.60.

6.	The purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to this report, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer;

The purpose of the Offer is to enable the Offeror to acquire (and Tongling and CRCC indirectly to acquire through CT Holdco and the Offeror) all of the outstanding Common Shares.

With the take-up and acceptance for payment by the Offeror of Common Shares representing at least 90% of the Common Shares, the Offeror is entitled to acquire the Common Shares not deposited under the Offer pursuant to the compulsory acquisition provisions of section 300 of the Business Corporations Act (British Columbia) for the same price of Cdn.$8.60 per Common Share and on the same terms as the Common Shares that were acquired under the Offer by mailing a formal notice to all remaining holders of Common Shares. The Offeror intends to mail a formal notice of the compulsory acquisition to the remaining holders of the Common Shares in due course.

7.	The general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to this report, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities;

CT Holdco, Tongling, CRCC, and Corriente entered into a support agreement dated December 28, 2009 (the “Support Agreement”) pursuant to which, among other things, CT Holdco agreed to make, and Tongling and CRCC agreed to cause CT Holdco to make, the Offer, and Corriente agreed to support the Offer, subject to the conditions set out therein, and not solicit any competing acquisition proposals. On January 25, 2010, CT Holdco assigned to the Offeror substantially all of CT Holdco’s rights, and the Offeror assumed substantially all of CT Holdco’s obligations, under the Support Agreement, provided that CT Holdco will remain responsible for all of the Offeror’s obligations under the Support Agreement.

CT Holdco is also party to lock-up agreements dated December 28, 2009 (the “Lock-Up Agreements”) with all of the directors and officers of Corriente (together, the “Locked-Up Shareholders”), pursuant to which each Locked-Up Shareholder has agreed, among other things, to (a) accept the Offer, (b) validly deposit or cause to be deposited under the Offer, and not withdraw or cause to be withdrawn, subject to certain exceptions, all of the Common Shares currently owned or controlled by such Locked-Up Shareholder and (c) exercise all of the Options currently owned by such Locked-Up Shareholder and validly deposit or cause to be deposited under the Offer, and not withdraw or cause to be withdrawn, the Common Shares issued upon the exercise of such Options. The aggregate number of Common Shares subject to the Lock-Up Agreements, including Common Shares issuable upon exercise of Options held by the Locked-Up Shareholders, is 9,429,541, or approximately 12% of the Common Shares on a fully-diluted basis.

CT Holdco entered into the additional lock-up agreements effective January 29, 2010 with certain employees of Corriente’s subsidiaries (together, the “Additional Locked-Up Shareholders”) on substantially the same terms as the Lock-Up Agreements. The aggregate number of Common Shares subject to the Additional Lock-Up Agreements, including Common Shares issuable upon the exercise of Options held by the Additional Locked-Up Shareholders, is 988,900, or approximately 1.25% of the issued and outstanding Common Shares on a fully-diluted basis.

For a detailed summary of the Support Agreement, the Lock-Up Agreements and the Additional Lock-Up Agreements, please refer to Section 5 of the circular, “Support Agreement”, and Section 6 of the circular, “Lock-Up Agreements and Additional Lock-Up Agreements”, in the Offer and accompanying circular for the Offer, which is available on the Canadian Securities Administrators’ website at www.sedar.com and on the U.S. Securities and Exchange Commission’s website at www.sec.gov.

8.	The names of any joint actors in connection with the disclosure required by this report;

The Offeror is wholly owned by CT Holdco. CT Holdco is owned 50% by Tongling and 50% by CRCC.

9.	In the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value of the consideration paid by the offeror; and

See item 5.1 above.

10.	If applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements in respect of the reporting issuer’s securities.

Not applicable.

11.	If applicable, a description of the exemption from securities legislation being relied on by the offeror and the facts supporting that reliance.

Not applicable.

DATED this 1st day of June, 2010

CRCC-TONGGUAN INVESTMENT (CANADA) CO., LTD.
by:	/s/ Shouhua JIN
	Name:	Jin Shouhua
	Title:	Chairman